Capital Award Inks License Agreement with a Sino Foreign Joint Venture Company for Long Term 1,300 Acre Prawn and Hydroponic Venture

Project is expected to span 20 years and targets producing up to 300,000 MT of live prawns per year

Construction began this quarter

March 4, 2014

GUANGZHOU, China-- Sino Agro Food, Inc. (OTC BB: SIAF.OB) is an integrated, diversified agriculture technology and organic food company (the “Company”) with principal operations in the People’s Republic of China.

Capital Award, Inc. (“CA”), a wholly owned subsidiary of Sino Agro Food, Inc, has licensed its A-Power Technology (“APT”) to Glory Ocean Development Ltd (“GODL,” a Hong Kong corporation), who has signed a Sino Foreign Joint Venture (“SFJV”) agreement with a group of business investors in Zhongshan City, Guangdong Province, PRC. Pursuant to the SFJV agreement, a Sino Foreign Joint Venture Company will be incorporated to develop an 8,000 MU prawn and agriculture center in Zhongshan (“Project”). Hong Kong law governs the license agreement.

The SFJV agreement specifies that one of the responsibilities of GODL thereunder is to “procure and secure the services of Capital Award, Inc. as the master consulting and servicing provider and management of the Project and its developed operations, to be in charge of all affairs of the Project using the said technology to develop the Project.”

In accordance with the agreement, as GODL fulfills this responsibility, CA will be engaged to provide construction and development, as well as consulting support in the form of management, supervision, and training. Phase I fees payable to CA are presently estimated to total approximately 149.6M USD, consisting of 104.3M USD from construction and development, and 45.3M USD from consulting, including 8.5M USD in license fees for 350 A-Power Modules for Phase I. Phase I covers the period beginning on the date of the license agreement and ending two years thereafter.

In addition, CA is expected to be designated as the marketer and distributor of the project’s end product prawns and produce.

APT is an engineered, self-contained water treatment and recirculating aquaculture system for the growing of aquatic animals on a commercial scale. CA holds the master license for this technology in China.

Sino Agro Food CEO Solomon Lee commented, “I am very pleased and gratified to make this announcement today. The license agreement represents a culmination and a beginning at the same time. It validates our technology and the success of our current indoor fish and prawn farms, which, in a sense, have served as demonstration farms. The agreement is a major marker in the Company’s growth and stature. I look forward to reporting more details as further approvals materialize, and project activities progress.”

For more information on the A-Power Technology license agreement between CA and GODL, please refer to the most recent 8-K for the Sino Agro Food, when filed: http://1.usa.gov/1exib8O.

For more information on the use of CA’s management and development services for the Project, please refer to the Joint Venture Agreement: http://bit.ly/OVWu8T ..

About Sino Agro Food, Inc.

Sino Agro Food, Inc. (http://www.sinoagrofood.com) is an agriculture technology and natural food holding company with principal operations in the People’s Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of joint venture companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale fish and cattle. Further, joint ventures market and distribute the wholesale products as part of an overall “farm to table” concept and business strategy.

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Contact

Peter Grossman

Investor Relations

+1 (775) 901-0344

info@sinoagrofood.com